FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

ESSEX PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)

001-13106
(Commission File Number)

Maryland                  77-0369576

(State of Incorporation)                (I.R.S Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of principal executive offices) (Zip Code)

(650) 494-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders

On July 21, 2006, Essex Property Trust, Inc. (the “Company”) entered into an underwriting agreement with Banc of America Securities LLC (the “Underwriters”), relating to the sale of 5,200,000 shares of 4.875% Series G Cumulative Convertible Preferred Stock (the “Series G Preferred Stock”), and the granting of an over-allotment option for an additional 780,000 shares of Series G Preferred Stock to the Underwriter solely to fulfill over-allotments. As set forth in the Articles Supplementary establishing the rights and preferences of the Series G Preferred Stock filed with the Maryland State Department of Assessments and Taxation on July 26, 2006, the Company will pay cumulative dividends on the Series G Preferred Stock at a rate of 4.875% per year of the $25.00 liquidation preference (equivalent to $1.21875 per year per share). Dividends on the Series G Preferred Stock are payable quarterly in arrears on January 31, April 30, July 31, and October 31 of each year beginning on October 31, 2006. Dividends paid to investors on the Series G Preferred Stock issued in this offering will be cumulative from July 26, 2006. The Company’s only other preferred stock outstanding as of the date of this prospectus supplement is 1,000,000 shares of 7.8125% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) with a liquidation preference of $25.00 per share. The Series G Preferred Stock is on parity with the Series F Preferred Stock.

Holders may convert the Series G Preferred Stock into shares of the Company’s common stock subject to certain conditions. The conversion rate will initially be 0.1830 shares of common stock per $25.00 liquidation preference, which is equivalent to an initial conversion price of approximately $136.62 per share of common stock (subject to adjustment in certain events).

On or after July 31, 2011, the Company may, at its option, cause some or all of the Series G Preferred Stock to be converted into that number of shares of common stock that are issuable at the then prevailing conversion rate. The Company may exercise its conversion right only if, for 20 trading days within any 30 consecutive trading days (including the last trading day of such period), the closing price of its common stock equals or exceeds 130% of the then prevailing conversion price of the Series G Preferred Stock. Investors in the Company’s Series G Preferred Stock will generally have no voting rights, except that the Company shall not, without the affirmative vote of at least 2/3 of the outstanding shares of the Series G Preferred Stock (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series G Preferred Stock with respect to certain rights, or (ii) either amend, alter or repeal the provisions of the Company charter or bylaws so as to materially and adversely affect the preferences or certain other rights of any outstanding shares of the Series G Preferred Stock. Investors will also have limited voting rights if the Company fails to pay dividends for six or more quarters and under certain other circumstances.

The Company Series G Preferred Stock is subject to certain restrictions on ownership designed to preserve the Company’s qualifications as a real estate investment trust for federal income tax purposes.

The foregoing description of the Articles Supplementary does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary, which is filed as Exhibit 3.1 hereto, and is incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits

3.1  Articles Supplementary designating the 4.875% Series G Cumulative Convertible Preferred Stock.

4.1 Form of 4.875% Series G Cumulative Convertible Preferred Stock Certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Essex Property Trust, Inc.

/s/ Michael T. Dance
Name: Michael T. Dance
Title: Executive Vice President & Chief Financial Officer
Date: July 27, 2006